Exhibit 99.1

Avnet, Inc. Announces New Five-Year Senior Unsecured Credit Facility

PHOENIX—Sept. 28, 2007—Avnet, Inc. (“Avnet”) (NYSE:AVT) today announced that it has entered a five-year senior unsecured credit facility. The facility provides for extensions of credits in the aggregate amount of up to $500 million with a $100 million accordion feature allowing Avnet to increase its borrowing capacity to up to $600 million, subject to obtaining commitments for the incremental capacity from existing or new lenders. The term of the facility expires on September 26, 2012, which may be extended at Avnet’s election for up to two additional one-year terms, subject to Avnet’s satisfaction of certain conditions. The facility effectively supersedes Avnet’s existing credit facility dated as of October 13, 2005.

Bank of America, N.A. will act as administrative agent, swing line lender and letter of credit issuer; Banc of America Securities LLC acted as joint lead arranger and sole book manager; ABN AMRO Incorporated acted as Joint Lead Arranger, and Credit Suisse First Boston, the Bank of Nova Scotia and BNP Paribas acted as co-documentation agents. A total of 18 lenders participated in the facility.

“We appreciate the continued commitment from our long-term banking partners and are pleased to welcome new lenders into our bank group,”

stated Raymond Sadowski, Avnet’s chief financial officer. “The facility not only offers better terms and conditions than the facility it supersedes but also extends those terms an additional two years.
There was significant demand for participation in the facility and this strong sponsorship demonstrates confidence by the financial community in Avnet’s future and its solid financial condition.”

About Avnet

Avnet, Inc. (NYSE:AVT) is the world’s largest distributors of electronic components, computer products and technology services and solutions with more than 250 locations serving 73 countries. The company markets, distributes and optimizes the supply-chain and provides design-chain services for the products of the world’s leading electronic component suppliers, enterprise computer manufacturers and embedded subsystem providers. Avnet brings a breadth and depth of capabilities, such as maximizing inventory efficiency, managing logistics, assembling products and providing engineering design assistance for its 100,000 customers, accelerating their growth through cost-effective, value-added services and solutions. For the fiscal year ended July 1, 2007, Avnet generated revenue of $15.68 billion.

Visit Avnet’s Investor Relations Website at www.ir.avnet.com or contact us at investorrelations@avnet.com.

CONTACT: Avnet, Inc.

Investor Relations

Vincent Keenan

(480) 643-7053

investorrelations@avnet.com